EXHIBIT 99.1

Gibraltar Announces Preliminary Second-Quarter Financial Results;
Lowers 2014 Outlook

Company Schedules Second-Quarter Conference Call for August 5

Buffalo, New York, June 27, 2014 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of products for residential and industrial markets, expects to report revenues for the second quarter of 2014 in the range of $230 million to $233 million, including revenues for the Company's Residential Products segment of $116 million to $118 million. Adjusted net income is expected to be in the range of $4.0 million to $5.0 million, with adjusted net income per diluted share in the range of $0.14 to $0.16. This compares with the Company’s previous guidance of adjusted EPS in the range of $0.29 to $0.32.
“After a long cold winter that drove lower-than-anticipated Q1 results, end market demand in Q2 did not rebound as expected,” said Chairman and Chief Executive Officer Brian Lipke. “Demand for residential products remained unexpectedly weak throughout the second quarter and well below demand anticipated by many industry observers. This has contributed to less-than-anticipated revenue growth in the Residential Products segment. We now project revenue growth for this segment’s second quarter to approximate 6%, compared with our previous guidance of 20% growth. As a result, we expect consolidated revenues for the second quarter 2014 to increase approximately 3% over the prior-year period, compared with our previous guidance of 10%.”
“We are taking a conservative view that the weakness in the residential markets will continue and, therefore, we no longer expect to recover the first half 2014 shortfall compared with the prior year period," stated Gibraltar President Frank Heard. "We now project demand in the second half of the year to be comparable to the demand levels experienced in the first half of this year, even though second-half demand could improve in some parts of our business. Nevertheless, based on newly developed cost reduction initiatives and continuing strong demand for postal and package products, we expect to achieve similar adjusted earnings for the second half of 2014 compared with the prior-year period.”

This preliminary financial information is subject to change and is based on management’s estimates derived from the information available as of today. In addition, the financial information provided has not yet been reviewed by the Company’s independent registered public accounting firm and is subject to that review and may change before filing on Form 10-Q, which the Company expects to file timely in August 2014.
Second-Quarter Conference Call
Gibraltar expects to announce its second-quarter 2014 financial results on August 5, 2014, and conduct a conference call at 9:00 a.m. ET on the same day, at which point the Company will discuss in more detail the results of the second quarter and guidance for the remainder of 2014. Those who wish to listen to the conference call should visit the Investor Info section of the Company’s website at www.gibraltar1.com. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website for one year.

Use of Non-GAAP Financial Measures
This document includes non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products, focused on residential and low-rise commercial building markets, as well as industrial and transportation infrastructure markets. The Company generates more than 80% of its sales from products that hold leading positions in their markets, and serves customers across North America and Europe. Gibraltar’s strategy is to grow organically by expanding its product portfolio and penetration of existing customer accounts, while broadening its market and geographic coverage through the acquisition of companies with leadership positions in adjacent product categories. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.
Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Contact:
Kenneth Smith
Chief Financial Officer
716.826.6500 ext. 3217
kwsmith@gibraltar1.com